Exhibit 4.2

CERTIFICATE OF DESIGNATION, NUMBER, POWER,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
CHARACTERISTICS OF PREFERRED STOCK

OF

SUNRISE MINING CORPORATION

Sunrise Mining Corporation, a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that:

1. The Company is validly existing and incorporated under the laws of the State of Nevada.

2. The Company’s Articles of Incorporation, as amended, authorize the issuance of 10,000,000 shares of preferred stock, and expressly vests in the Board of Directors the authority provided therein to issue any and all of such preferred shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. Designation of the Preferred Stock. The Board of Directors of the Company, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a class of 10,000,000 shares of its Preferred Stock effective January 15, 2007.

There shall be a series of Preferred Stock designated as “ Preferred Stock”. The Preferred Stock shall be referred to herein as the “ Shares”. Upon initial issuance by the Company, the price per share of the Shares shall be per share or for services as determined by the Board of Directors (the “Purchase Price”). The par value per share is $.001(U.S.). The authorized number of such Shares is 10,000,000.

A. Voting Rights. Except as otherwise required by law, the holders of the Shares shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the stockholders of the Company. However, each share of the Shares of the Company shall be entitled to the equivalent of 20 voting shares of the common stock of the Company at any meeting or vote of the stockholders of the Company. Notwithstanding the foregoing, without the prior written consent of the holders of the Shares;

(i) the Company shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Shares in its Articles of Incorporation, as amended, any resolutions of the Board of Directors or any instrument establishing and designating the Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Shares; or

(ii) the Company shall not create or designate any additional preferred stock senior in right as to voting rights, redemptions or liquidation to the Shares.

B. Dividends. Only such dividends as are declared by the Board of Directors in its sole discretion shall accrue or be paid on the Preferred Stock.

C. Conversion Rights. The Shares of the Preferred Stock have no conversion rights.

D. Redemption. The Company may not redeem the Preferred Stock.

(I) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Company by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of Shares or the like, or in the event of the merger or consolidation of the Company or the sale or transfer by the Company of all or substantially all of its assets, then all liquidation preference and other rights and privileges appurtenant to the Shares shall be promptly and appropriately adjusted by the Board of Directors of the Company so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Shares shall be in the same relative position with respect to their voting rights and other privileges as they possessed immediately prior to the event that precipitated the adjustment.

E. Liquidation.

(I) Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any preferred stock junior in rank to the Shares, to be paid an amount per share equal to the liquidation value described in this Section 3.D(i) (the “Liquidation Value”). The per share Liquidation Value of the Shares on any date is equal to the sum of the following:

A. $.001 plus

B. an amount equal to any accrued and unpaid dividends from the date of issuance of the Shares, if any.

Neither the consolidation nor merger of the Company with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of Section 3.D. Notice of liquidation, dissolution, or winding-up of the Company shall be mailed, by overnight courier, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Shares at their respective addresses as the same appear on the books of the Company or supplied by them in writing to the Company for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

(ii) General.

(a)
All of the preferential amounts to be paid to the holders of the Shares pursuant to Section 3.D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Common Stock or any preferred stock junior in rank to the Shares in connection with such liquidation, dissolution or winding-up.

(b)
After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Shares as set forth in Section 3.D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Shares shall be entitled to participate in any distribution of any remaining assets of the Company, and the holders of records of the Shares shall not be entitled to participate in such distribution.

F. Re-Acquired Shares. Any Shares purchased or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such and shall be retired promptly after the acquisition thereof. All such Shares upon their retirement and the filing of any certificate required in connection therewith pursuant to Nevada law shall become authorized but unissued shares of preferred stock of the Company.

G. Equality. All holders shall be subject to the same terms and conditions as set forth herein. No holders shall be entitled to or receive terms that are more favorable than those given to any other holder. In the event a holder is given or receives terms more favorable than those given to or received by any other holder, then in such event all holders shall be given and entitled to those more favorable terms.

H. Copies of Agreements, Instruments, Documents. Copies of any of the agreements, instruments or other documents referred to in this certificate shall be furnished to any shareholder upon written request to the Company at its principal place of business.

4. The statements contained in the foregoing, creating and designating the said Shares issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date, be deemed to be included in and be a part of the Articles of Incorporation, as amended.

IN WITNESS WHEREOF this Certificate of Designation has been executed on behalf of the Company by its President and attested by its Secretary on this 15th day of January, 2007.

SUNRISE MINING CORPORATION

By:	/s/ Xuguang Sun
Xuguang Sun, Chief Executive Officer and President

ATTEST:

/s/ Shaojun Sun
Shaojun Sun, Secretary